Exhibit 99.1

Press Release

For immediate release

AG Mortgage Investment Trust, Inc. Announces Portfolio Composition Following Initial Public Offering

Investor and Media Relations Contact: Forest Wolfe, General Counsel, 212-692-2000

New York – August 11, 2011 – AG Mortgage Investment Trust, Inc. (NYSE: MITT) (the “Company”) today announced that it has substantially completed the deployment of the capital that it raised both in its initial public offering and its concurrent private placement, together which closed on July 6, 2011 and through the exercise of the underwriters’ overallotment option, which closed on July 20, 2011. In connection with those events, the Company also announced the composition of its initial portfolio.

As of August 8, 2011, the Company had acquired an aggregate securities portfolio equaling $1.39 billion in principal amount, comprised of $880.9 million in 15-year fixed-rate residential mortgage-backed securities (“RMBS”) issued or guaranteed by a U.S. government agency or a U.S. government-sponsored entity (collectively, “Agency”), $242.4 million in 20-year fixed-rate Agency RMBS, $47.6 million of Agency interest only strips, $45.8 million of inverse Agency interest only strips, $82.3 million of non-Agency RMBS, $20.0 million of commercial mortgage-backed securities (“CMBS”), $23.8 million current notional of credit derivative trades, and $50.0 million in a forward purchase of specified Agency pools. We have entered into $628.0 million notional of pay-fixed receive-LIBOR swaps that have variable maturities between February 2012 and July 2016. We have entered into master repurchase agreements with thirteen counterparties, under which to date we have borrowed $1.03 billion. The repurchase agreements have maturities between August 12, 2011 and October 21, 2011.

“We are pleased with our initial deployment of capital and our progress during the first several weeks of operation and capital investment,” said David Roberts, Chief Executive Officer.

Jonathan Lieberman, Chief Investment Officer, commented, “We believe our opportunistic capital deployment demonstrates our ability to identify, purchase and finance attractive targeted assets. Our strategy was to initially overweight the portfolio with 15- and 20-year Agency RMBS. Opportunistically, the investment team also added Agency RMBS derivatives, Non-Agency RMBS and CMBS assets to the portfolio. Our tepid view of the U.S. housing and jobs market has remained consistent and has been underscored by recent weak economic data. Since the completion of our IPO, we have actively managed our risk, leverage and liquidity in anticipation of higher levels of volatility and a weaker economic outlook. Overall portfolio leverage as of August 8, 2011 was 5.7 to 1. Mortgage-backed securities funding markets for the Company continue to operate and function without disruption. We remain highly focused upon delivering strong value for our shareholders within our risk and volatility parameters.”

The following tables set forth additional detail regarding the Company’s portfolio as of August 8, 2011:

Portfolio

	Current Face / Notional	Premium (Discount)	Cost*	Weighted Average Coupon	Weighted Average Yield
Agency RMBS:
15-year fixed-rate	$880,941,755	$25,735,265	$906,677,020	3.50%	2.80%
20-year fixed-rate	242,400,252	10,739,629	253,139,881	4.35%	3.27%
Interest only	47,613,664	(37,289,809)	10,323,855	5.50%	5.17%
Inverse interest only	45,823,689	(37,561,105)	8,262,584	6.43%	7.48%

Total Agency RMBS	1,216,779,360	(38,376,020)	1,178,403,340

Non-Agency RMBS**	82,322,949	(8,962,621)	73,360,328	5.82%	6.62%

CMBS	20,000,000	(4,562,500)	15,437,500	5.82%	11.49%

Credit derivatives***	23,803,532	—	911,064	4.58%	N/A

Forward purchase of specified Agency pools**	50,000,000	785,156	50,785,156	3.50%	3.04%

Total	$1,392,905,841	$(51,115,985)	$1,318,897,388

Financing**

	Balance	Weighted Average Rate
Repurchase agreements maturing within:
30 days - Agency RMBS	$414,371,000	0.21%
30 days - Non-Agency RMBS / CMBS	$52,519,000	1.52%
60 days - Agency RMBS	$181,286,000	0.23%
60 days - Non-Agency RMBS / CMBS	$7,396,000	1.47%
90 days - Agency RMBS	$370,109,729	0.24%
90 days - Non-Agency RMBS / CMBS	$—	—

Total	$1,025,681,729

Swap Transactions

	Notional Amount	Maturity Date	Weighted Average Fixed Interest Rate in Contract
Interest rate derivative transactions	$628,025,000	Variable	1.04%

*	Assets are reflected on a trade date basis.
**	The amounts contain assets or liabilities related to assets purchased under repurchase financings that may be netted and classified as forward contracts for purposes of the Company’s GAAP financial statements. As of August 8, 2011, we had a liability of $120.2 million to pay for unsettled trades not included in the financing totals.
***	The Company sold protection on an index of non-Agency RMBS for a weighted average stated fixed-rate fee of 4.58%. Cost represents the independent amount posted to serve as collateral for the trades.

About AG Mortgage Investment Trust, Inc.

AG Mortgage Investment Trust, Inc. is a real estate investment trust that invests in, acquires and manages a diversified portfolio of residential mortgage assets, other real estate-related securities and financial assets. AG Mortgage Investment Trust, Inc. is externally managed and advised by AG REIT Management, LLC, a subsidiary of Angelo, Gordon & Co., L.P., an SEC-registered investment adviser that specializes in alternative investment activities. Additional information is available at www.agmortgageinvestmenttrust.com.

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Cautionary Notice Regarding Forward-Looking Statements

This release may include statements and information that constitute “forward-looking statements” within the meaning of the U.S. securities laws. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, targets, expectations, anticipations, assumptions, estimates, intentions and future performance. Forward-looking statements also include statements regarding: (1) our ability to acquire and finance targeted assets, and (2) our ability to realize an attractive return from our investments and/or to mitigate our risk from those investments and our related financing arrangements. In addition, words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “forecast,” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements.

Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. There can be no assurance that actual results will not differ materially from our expectations. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks identified under the captions “Risk Factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our registration statement on Form S-11 (Commission File No. 333-172656), as amended, which is available on the Securities and Exchange Commission’s website at www.sec.gov.

All written or oral forward-looking statements that we make, or that are attributable to us, are expressly qualified by this cautionary notice. We expressly disclaim any obligation to update the information in any public disclosure if any forward-looking statement later turns out to be inaccurate.